EXHIBIT 99.2

On November 2, 2005, inTEST Corporation held a webcast conference call to review its third quarter 2005 results and discuss management's expectations for the fourth quarter of 2005 and current views of the industry. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's Third Quarter 2005 Results Conference Call. At this time all participants are in a listen-only mode. Later we will conduct a question-and-answer session. If you have a question you will need to press the star key, followed by the number one key on your telephone keypad. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to David Pasquale. Go ahead sir.

David Pasquale:

Thank you operator. Good afternoon and welcome to today's third quarter results conference call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the third quarter. He will then review inTEST's detailed financial results and guidance. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Sharon Lou of The Ruth Group at 646-536-7026, or you can get a copy of the release off of inTEST's website.

Before I begin the formal remarks, the company's attorneys advise that this conference call contains statements about future events and expectations, which are forward-looking statements. Any statement on this call that is not a statement of historical fact may be deemed to be a forward-looking statement. Actual results may differ materially depending on a number of risk factors, including but not limited to the following: changes in business conditions in the economy generally; changes in the demand for semi-conductors generally; changes in the rates of and timing of capital expenditures by semi-conductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our product; implementation of additional restructuring initiative; costs associated with our compliance with Sarbanes-Oxley; and other risk factors set forth from time to time in our SEC filings, including but not limited to, our periodic reports on Form 10-K and Form 10-Q. The company undertakes no obligation to update the information in its press release or on the call to reflect events or circumstances after the date hereof, or reflect the occurrence of anticipated or unanticipated events.

At this time I would now like to turn the call over to Mr. Robert Matthiessen. Please go ahead sir.

Robert Matthiessen:

Thanks David. Welcome everyone to today's call. Results for the third quarter were much stronger than we originally expected due to increased demand and strict cost controls. Importantly, all of our restructuring efforts are having the intended results and we are seeing the benefits of those actions with our return to profitability in the third quarter. On a segment basis, profitability was ahead of plan in our manipulator and docking segment, due to these factors combined with the favorable product mix.

Based on discussions with customers, we have found that certain programs were accelerated, resulting in demand being pulled in from the fourth quarter. We also realized significant business from some of the larger IDMs related to their anticipated holiday related sales. The organizational changes we made earlier this year allowed us to meet this demand through focused personnel assignments, along with a streamlined supply chain.

As a result of this demand, net revenues for the quarter ended September 30, 2005, were $16.4 million, an increase of 35% from the $12.2 million reported for the second quarter of 2005.

Net income for the third quarter of 2005 was $393,000, or 4 cents per diluted share, compared to a net loss of $1.8 million or 21 cents per diluted share for the second quarter of 2005.

Results for the third quarter of 2005 include restructuring and other charges of approximately $28,000 or $.003 per diluted share, to which we previously announced restructuring efforts, compared to $320,000 or 4 cents per diluted share for the quarter ended June 30, 2005.

Bookings increased to 16.7 million in the third quarter of 2005, up 37% from 12.2 million in the second quarter of 2005. We cannot guarantee that bookings will continue at the third quarter rate, but we remain optimistic in our outlook for inTEST to achieve continued profitable growth.

I'd like to address the significant and not entirely anticipated increase in Q3 sales and bookings. Our docking and manipulator group experienced the bulk of what we are calling holiday-related business. We did not at first realize this was what it was, but upon analyzing the customers that were driving the increased business, we realized that a good amount of product was shipped to semiconductor manufacturers heavily involved in video games and wide-screen HDTV, specifically the Sony Play Station 3 and the TIDLP Project. These sales represent a bubble in our business, in our opinion, rather than a permanent and sustainable upturn.

For the record, this pump was not seen in the thermal and interface divisions. A little further explanation of interface of what happens in this business in interface; when we go into a downturn, our interface business is normally the first one to drop off. When we see a sustainable upturn, our interface business is usually the first one to turn up. We haven't seen significant upturn in their business yet.

In closing, we are pleased with our results this quarter and believe we remain on track to achieve our plan for the full year. We are optimistic in our outlook for inTEST to achieve continued profitable growth in both up and down cycles. We now have the financial flexibility and a lean cost structure, which are critical to our current and future success.

I'd like to turn the call over to Hugh now for detailed financials.

Hugh Regan, Jr.:

Thanks Bob. First I'll review the income statement. For the third quarter of 2005 end-user net revenue was 13.2 million or 80% of net revenues, compared with 9.4 million or 77% of net revenues in the second quarter of 2005. OEM net revenue was 3.2 million or 20% of net revenues in the third quarter, compared with 2.8 million or 23% of net revenues in the second quarter.

On a product segment basis, net revenues for the manipulator and docking hardware segment were 10.2 million or 62% of net revenues in the third quarter, compared with 5 million or 41% of net revenues in the second.

Our temperature management segment had net revenues of 4.5 million or 27% of net revenues in the third quarter, compared with 5 million or 41% in the second quarter.

Finally, our tester interface segment reported net revenues of 1.7 million or 11% of net revenues in the third quarter, compared with 2.2 million or 18% of net revenues in the second quarter.

The company's overall gross margin for the quarter ended September 30, 2005, increased to 6.4 million or 39.3% of net revenues, compared to 4.2 million or 34.7% for the second quarter. The increase in gross margin was the result of increased revenues during the period and the positive impact of spreading our fixed manufacturing costs over a larger revenue base.

Material cost was 40.3% of net revenues in the third quarter, compared to 37.8% in the second quarter of 2005.

I'll now discuss the breakdown of operating expenses for the quarter. During the third quarter we accrued 200,000 or 2 cents per share for one-time payment to certain domestic employees for salary reductions those employees had from November of 2004 through September of 2005. This expense is broken into the various operating expense categories. Selling expense was 2.5 million or 16% of net revenues for the third quarter, compared with 2.4 million or 20% of net revenues in the second quarter, an increase of 139,000 or 6%. The increase was due to a 211,000 increase in sales commission expense related to our higher sales levels in the third quarter. This increase was offset by reductions in travel and advertising.

Engineering and product development expense was 1.5 million or 9% of net revenues in the third quarter, compared to 1.5 million or 13% of net revenues in the second quarter.

Salary expense increased by 122,000 due to the aforementioned accrual and was offset by a 104,000 reduction in spending on third-party product development consultants.

General and administrative expense was 1.9 million or 12% of net revenues in the third quarter, compared to 2 million or 16% of net revenues in the second quarter, a decrease of 61,000 or 3%. The decrease was due to reduced accruals for audit expense, offset by increases and other professional fees and administrative travel.

Restructuring and other charges were 28,000 or three-tenths of a cent per diluted share in the third quarter, compared to 320,000 or 4 cents per share in the second quarter. The cost in the third quarter related to severance costs for employees in our tester interface product segment, while the expenses in the second quarter were related to the closure of our UK manufacturing facility.

Other income was 54,000 for the third quarter, compared to 101,000 for the second quarter and the figure in the second quarter of 2005 included 79,000 in interest income related to approximately $1 million refund we received from the IRS during the second quarter.

Our pre-tax income was 516,000 or 6 cents per diluted share for the third quarter, compared to a pre-tax loss of 1.9 million or 22 cents per diluted share in the second quarter.

As previously noted, results for the third quarter of 2005 include restructuring costs of 28,000 or three-tenths of a cent per diluted share, as well as 200,000 or 2 cents per diluted share, and accruals for the one-time payment to employees for salary reductions taken over the last three and a half quarters.

During the third quarter we recorded an income tax expense of 123,000, compared to an income tax benefit of 119,000 recorded in the second quarter. Our effective tax rates for both periods were not meaningful. The income tax expense recorded during the third quarter was related to the earnings of our Singaporean and Japanese operation.

Our net income for the third quarter was 393,000 or 4 cents per diluted share, compared to a net loss of 1.8 million or 21 cents per diluted share in the second quarter, and diluted shares outstanding were 8.9 million for the third quarter, compared to 8.7 million in the second quarter.

I'll now review the balance sheet. Cash and cash equivalents at the end of September were 6.7 million, up from 5.4 million at the end of June. The increase in cash was the result of our improved financial results and we currently anticipate that we will increase cash by approximately 1.5 to 2.0 million during the fourth quarter of 2005, depending on our operating results for the fourth quarter, as well as working capital requirements. We are in the process of arranging for working capital line of credit to fund any working capital deficits encountered; however, our current forecast does not anticipate the need in the foreseeable future.

Accounts receivable was 10.2 million at the end of September, up from 8 million at the end of June, due to increased sales levels. Inventories were 7.1 million at September 30, compared to 8.7 million at the end of June, and total current assets stood at 24.9 million at September 30, compared to 22.5 million at the end of June.

Capital expenditures during the third quarter were 90,000, compared with 152,000 in the second quarter. Net property and equipment stood at 4.2 million at the end of the quarter, down from 4.6 million at the end of June.

Goodwill and intangible assets were 2.8 million at September 30, compared to 2.5 million at the end of June. During the quarter we recorded 356,000 in goodwill related to the issuance of approximately 97,000 common shares in connection with an earn-out related to our acquisition of Intestlogic operations in 2002.

Total assets were 32.2 million at September 30, compared with 30 million at the end of June. Accounts payable was 4.2 million at September 30, compared to 3.1 million at June 30. Accrued expenses were 4.4 million at the end of the third quarter, compared to 4.1 million at the end of June. And foreign income taxes payable were 280,000 at the end of September, compared to 266,000 at the end of June.

Current liabilities totaled 9 million at September 30, compared to 7.7 million at June 30, and finally, stockholders' equity stood at 22.5 million at the end of the third quarter, compared to 21.6 million at the end of the second quarter.

As previously noted by Bob, bookings for the third quarter were 16.7 million, compared to 12.2 million for the second quarter, an increase of 4.7 million or 37%. Our backlog at the end of third quarter was 6.8 million, compared to 6.6 million at the end of the second quarter.

Finally, let me comment on our guidance for the fourth quarter of 2005. Based on customer forecasts, we expect net revenues will be in the range of 13.5 to 15 million for the quarter ended December 31, 2005, with financial results ranging from a pre-tax loss of 5 cents to pre-tax earnings of 5 cents per diluted share.

Please note that this guidance is before any additional costs associated with our continued restructuring efforts. I will emphasize again that this guidance is before recording any income tax expense as a result of recording the valuation allowance against all deferred tax assets as required by FAS 109. We have not been recording full income tax expense or benefits on our results for several quarters. We expect to continue in this mode until we have sufficient earnings to fully utilize our current tax loss carry-forwards.

That's it for my financial review at this time. We will now open up for Q&A.

Operator:

Thank you. Ladies and gentlemen at this time we will be conducting the question-and-answer session. Again, if you would like to ask a question, that is star, one, on your telephone keypad now. You may press star, two, if you would like to remove yourself from the queue. For those participants who may be using speaker equipment, it may be necessary for you to pick up your handset before pressing the star key. We'll pause for a brief moment while we poll for questions.

Our first question comes from the line of Steven Pelayo of Fulcrum Global Partners. Please state your question.

Steven Pelayo:

Great, just two quick questions here. I guess I'm curious about seeing the cost controls. I'm looking at your current revenues, roughly 16.5 million versus what you did in the first quarter of '04, roughly 17 million and I think your gross margins were about 300 basis points higher and yet your SG&A is about the same as well. So, help me understand what we've done on a cost control perspective versus then and why we're not generating it now? I would think we would have had better margins, I guess, at the same revenue level.

Hugh Regan:

Well cost control deals with operating expenses as opposed to gross margins which are driven by product mix. So, I don't want you to mix apples and oranges. Our cost containment impacts our operating expenses; the product mix drives our margins. So I don't have that particular quarter's data in front of me that you're referring back to as a comparison, Steve, but I would say that our restructuring efforts during the fourth quarter of last year and the first quarter of this year, eliminated approximately $5 to $6 million out of our fixed operating, fixed cost operating structure, and we have seen the benefits of that operating expense reduction occur. I apologize that I don't have those two quarters available in front of me that I can see side by side but what the numbers are pointing to.

Steven Pelayo:

Perhaps it's not a fair comparison. It just seemed odd to me that the SG&A was relatively flat, same revenue level from a year, year and a half ago.

Hugh Regan:

Right. And there may have been, there may have been some events in the particular quarter you're looking at that inflated SG&A expenses or significantly reduced them. And I just can't remember that particular quarter that you're referring to at this point.

Steven Pelayo:

OK. My last question is just relative here. I understand during the quarter that one of your competitors, K&S, had closed down their Hayward facility, which they, I understand they made most of their interface business out of there. I would have thought you guys might have seen a better pickup out of that. Was that just not the case because your interface business was actually down, I guess, sequentially?

Robert Matthiessen:

Yes, well, the reason they shut down is the interface business is down and that didn't generate any more business by them shutting that down. As I said before, Steve, the interface business usually leads you out of a downturn, at least that's been our experience, and we haven't seen that happen yet. Although I will say that we are having a very high booking, or quoting rates I should say. The bookings haven't quite picked up yet, but a lot of what we thought was going to come in this past quarter didn't, but the need for those interfaces didn't go away. It's just that people kept pushing. Now, I don't know if you follow the segment very much, but all the procrastinators in backend say that we're not going to see a solid turnaround until mid-2006 now. Of course, no matter where you are in time it seems, it's six months away and we've been saying this for a year and a half. But the increase in booking or quote activity we see in the interface business may be a precursor to that upturn. We don't know yet.

Hugh Regan:

But I could tell you, Steve, we've been suffering operating losses in our test interface segment as is clear when looking at our segment information in our Q's. I mean, I would imagine that's why K&S shut down that particular operation. They were probably experiencing more significant operating loss.

Robert Matthiessen:

The other thing is that their product mix was slightly different than ours. They tend to service the low end of the industry and those products that are used in capacity. Our products tend to push more toward the top end, used in product development and in large arrays and that low end is really dead. I mean, we participate in it but they participate in that area to a larger extent than we do and I imagine they just got hurt a lot worse than we did.

Steven Pelayo:

OK, fair enough, thanks.

Robert Matthiessen:

Sure.

Operator:

Again ladies and gentlemen, if you would like to ask a question, that is star, one on your telephone keypad now.

Our next question comes from the line of Steven Pelayo of Fulcrum Global Partners. Please state your question.

Steven Pelayo:

I guess I'll make it a one on one. If you could just bring me up to speed. I'm fairly new in putting a model together on you guys here. Remind me what the targeted business model would be at certain revenue levels. Let's just say, you know, kind of 15 million, 20 million-ish. What kind of targeted gross and operating margins I should be thinking about and are the cost controls done to do those today or we're just waiting for the revenues?

Hugh Regan:

Well I can tell you we're, the cost controls are in place. We're waiting for revenues. Steve, our gross margin once we achieve what we would call a break-even revenue level and a break-even revenue level, as you can see for us, is somewhere between 13.5 and 15 million, or approximately 40%. Depending on product mix, as we leverage beyond that, we have seen gross margins in the mid to upper 40s. That is always going to depend on where we see quarterly revenues go from hereon out.

SG&A, you know, engineering and product development, excuse me, typically runs for us anywhere from 8 to 12%. SG&A typically for us runs in the range of anywhere from 25 to 35%, depending on revenue levels. So, one of the things I can do is take a look at that and, I can't call you back afterwards, but I think if you look at our numbers on a historical basis, the G&A levels, when we get, if you look at our numbers say in the 2000 range, you could see where we would be in a normalized level.

Steven Pelayo:

OK, can I just assume then, let's say, it's roughly 14/14.5 million, I guess, break-even levels, 40% gross margin, that incremental gross or operating margin would be something around 50% on every incremental dollar that comes through? Is that a fair way to look at it?

Hugh Regan:

That would be a reasonably fair way to look at it.

Steven Pelayo:

OK, and then, I know in the past on an annual basis you guys have divulged, you know, greater than 10% customers. Do you guys do that on a quarterly basis or can you give us a number of them?

Hugh Regan:

I can tell you for this year we only have one and that's Texas Instruments and they have been one for the last two quarters.

Steven Pelayo:

OK, thanks.

Hugh Regan, Jr.:

Thank you.

Operator:

Gentlemen, it appears that there are no further questions at this time.

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[Non-material closing remarks omitted]